Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT ("Agreement') is made and entered into as of this 3rd day November, 2016, by and between Curt Johnson, an individual resident of the State of Alabama("Executive"), and CharterBank, a federally chartered savings association (the “Employer”) and Charter Financial Corporation, a Maryland corporation (“Charter Financial”).

WHEREAS, the parties hereto desire to enter into an agreement for Employer's employment of Executive in the capacity of Senior Vice President/General Counsel/ Director Special Assets of the Employer on the terms on the terms and conditions contained herein; and

WHEREAS, Executive has and will develop significant knowledge and information with respect to the Company through Executive's employment by Employer, which knowledge and information includes trade secrets of the Company;

NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1.     Employment

Subject to the terms hereof, the Employer here employs Executive, and Executive hereby accepts such employment. Executive will serve as Senior Vice President/General Counsel/ Director Special Assets of the Employer or in or such other executive capacity as the Board of Directors of the company may hereafter from time to time determine. Executive agrees to devote his full business time and best efforts to the performance of the duties that Company may assign Executive from time to time; provided that the Executive may serve on boards of directors or trustees of other companies and organizations, as long as such service does not materially interfere with the performance of his duties hereunder. Executive shall be based and shall perform Executive’s duties at the offices of the Employer in West Point, Georgia, except for reasonable travel as the performance of Executive’s duties may require.

Section 2.     Definitions. For purposes of this Agreement, the following terms shall have the meaning specified below:

(a)    “Board of Directors.” Board of Directors shall mean the Board of Directors of Employer and any committee thereof.

(b)    "Cause." Cause for termination of Executive's employment shall exist (1) if Executive is convicted of, pleads guilty to, or confesses to any felony or any act of fraud, misappropriation or embezzlement; (2) if Executive fails to comply with the terms of this Agreement, and, within ten (10) days after written notice from Employer of such failure, Executive has not corrected such failure or, having once received such notice of failure and having so corrected such failure, Executive at any time thereafter again so fails; (3) if Executive violates any of the provisions

Exhibit 10.1

contained in Section 5 of this Agreement; (4) a reduction in the Employer’s CAMEL rating, or similar ratings, by an appropriate governmental or quasi-governmental regulatory authority, to a level which is less than satisfactory, and is the result of the failure of the Executive to properly discharge his duties and obligations to Employer; (5) the habitual use of illegal drugs by the Executive, or habitual drunkenness or substance abuse by Executive which materially interferes with performance of Executive’s duties and obligations hereunder; and (6) the entry of a final consent decree, cease and desist or similar order against Executive by a Regulatory Agency relating to violations or alleged violations of any law or regulation governing the conduct of Employer.

(c)    “Change in Control”. A “Change In Control” shall be deemed to have occurred upon the happening of any of the following events:

(i)	the consummation of a reorganization, merger or consolidation of Charter Financial with one or more other persons, other than a transaction following which:

a.
at least 51% of the equity ownership interests of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act")) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51 % of the outstanding equity ownership interests in Charter Financial; and

b.
at least 51% of the securities entitled to vote generally in the election of directors of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the securities entitled to vote generally in the election of directors of Charter Financial;

(ii)
the acquisition of all or substantially all of the assets of Charter Financial or beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the outstanding securities of Charter Financial entitled to vote generally in the election of directors by any person or by any persons acting in concert;

(iii)	a complete liquidation or dissolution of Charter Financial;

Exhibit 10.1

(iv)	the occurrence of any event if, immediately following such event, at least 50% of the members of the Board of Directors of Charter Financial do not belong to any of the following groups:

a.	individuals who were members of the Board of Directors of Charter Financial on the date of this Agreement; or

b.	individuals who first became members of the Board of Directors of Charter Financial after the date of this Agreement either:

i.
upon election to serve as a member of the Board of Directors of Charter Financial by affirmative vote of three-quarters of the members of such board, or of a nominating committee thereof in office at the time of such first election; or

ii.
upon election by the shareholders to serve as a member of such board, but only if nominated for election by affirmative vote of three-quarters of the members of the Board of Directors of Charter Financial, or of a nominating committee thereof, in office at the time of such first nomination;

provided, however, that such individual's election or nomination did not result from an actual or threatened election contest (within the meaning of Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents (within the meaning of Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) other than by or on behalf of the Board of Directors of Charter Financial; or

(v)	any event which would be described in section l(b)(i), (ii), (iii) or (iv) if the term "Employer" were substituted for the term " Charter Financial " therein.

In no event, however, shall a Change of Control be deemed to have occurred as a result of any acquisition of securities or assets of the Charter Financial, Employer, or a subsidiary of either of them, by Charter Financial, Employer, or any subsidiary of either of them, or by any Executive benefit plan maintained by any of them.

(d)    "Competitor." A Competitor is any Person, other than the Employer or its affiliates or subsidiaries, engaged, wholly or partly, in Employer’s Activities.

Exhibit 10.1

(e)    "Competitive Position." Competitive Position means (1) the direct or indirect ownership or control of all or any portion of a Competitor; (2) any employment or independent contractor arrangement with any Competitor whereby Executive will serve such Competitor in any managerial capacity.

(f)    “Company.” Company shall collectively mean CharterBank (e.g., the “Employer”), Charter Financial, and any subsidiary of CharterBank and/or Charter Financial.

(g) "Confidential Information." Confidential Information means many any confidential, proprietary business information or data belonging to the Company that does not constitute a Trade Secret and that is not generally known by or available through legal means to the public, including but not limited to, information regarding the Company’s customers or actively sought prospective customers, suppliers, manufacturers and distributors gained by Executive as a result of his employment with the Employer.

(h) “Current Compensation.” Current Compensation shall mean an amount equal to the value of the salary, bonus, short term and long term compensation and other cash consideration that that Executive received in calendar year preceding that in which the termination of employment with the Company occurred.

(i)    “Customer.” Customer means actual customers or actively sought prospective customers of Employer during the term.

(j)    “Effective Time.” The Effective Time shall be the date hereof.

(k)    “Employer Activities.” Employer Activities means the business of providing banking services to individuals and businesses.

(l)    “Good Reason.” Good Reason means the occurrence (without Executive’s express written consent) during the Term of any one of the following acts by the Employer:

1. The required relocation of Executive to a location twenty-five (25) miles from West Point, Georgia;

2. A reduction in Executive’s base salary or the failure by the Employer to continue to provide Executive with benefits substantially similar to those provided to similarly situated Executives of employer.

3. A Change in Control Event Occurs.

Exhibit 10.1

(m)    “Noncompete Period” or “Nonsolicitation Period” means the period beginning the Effective Time and ending on the second anniversary of the Termination Date.

(n)    “Person.” A Person is an individual, corporation, bank, partnership, joint venture, association, joint-stock company, trust, firm, unincorporated organization or any other entity.

(o)     "Termination Date." The effective date of Executive's termination .

(p)    "Territory." Territory means any county in Georgia, Alabama, or Florida, in which the Company has a branch of loan production office, and any counties contiguous thereto.

(q)    “Total Disability.” Total Disability means the failure by Executive to fully perform his normal required services hereunder for a period of three (3) months during any consecutive twelve (12) month period during the Term hereof, as determined by the Board of Directors, by reason of mental or physical disability.

(r)    “Trade Secrets.” Trade Secrets means information or data of or about Employer, including but not limited to technical nor non-technical data, compilations, programs, methods, techniques, processes, financial data, financial plans, products plans, or lists of actual or potential customers, clients, information concerning the Employer’s finances, services, staff, contemplated acquisitions, marketing investigations and surveys that (1) derive economic value, actual or potential, from not being readily ascertainable by proper means by other persons who can obtain economic value from their disclosure or use; and (2) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy.

Section 3.    Term of Employment.

3.1    Unless earlier terminated pursuant to Section 3.2 hereof, Executives employment under this Agreement shall be for a two (2) year term (the “Initial Term”) commencing on the Effective Time and ending on the 2nd anniversary thereof. On each annual anniversary date this Agreement shall automatically renew for an additional two (2) year term (each a “Renewal Term” and together with the Initial Term, the “Term”) until such time as this Agreement is terminated by either party hereto.

3.2    Executive’s employment under this Agreement shall terminate upon the occurrence of any of the following events:

Exhibit 10.1

(a)    Executive reaches the age of sixty-five (65);

(b)    The death of Executive;

(c)    The Total Disability of Executive;

(d)    The Termination by Employer of Executive’s employment hereunder, upon written notice to Executive, for Cause, as determined by the Board of Directors of Employer (the “Board of Directors”).

(e)    The termination of Executive’s employment by Executive without Good Reason;

(f)    The termination of Executive’s employment by Employer without Cause or by Executive for Good Reason upon at least ninety (90) days prior written notice.

Section 4.     Compensation.

4.1    During Term of Employment. Employer will provide Executive with the following salary, expense reimbursement and additional Executive benefits during the Term hereunder:

(a)    Salary. Executive will be paid a salary of no less than TWO HUNDRED AND FIVE THOUSAND SEVEN HUNDRED AND FORTY NINE DOLLARS ($205,749.70) per annum, less deductions and withholding required by applicable law. The salary shall be paid to Executive in equal monthly installments (or on such more frequent basis as other Executives of Employer are compensated from time to time). The salary shall be reviewed by the Board of Directors on at least an annual basis.

(b)    Bonus. Executive will be entitled to such annual bonus (the “Bonus”) as the Board of Directors shall determine.

(c)    Vacation and Sick Leave. Executive shall be entitled to receive the number of vacation days and paid days of sick leave per calendar year in accordance with any vacation and sick leave policies set forth by the Board of Directors.

(d)    Expenses. Employer shall reimburse Executive for all reasonable and necessary expenses incurred by Executive on the same basis as for other Executives.

Exhibit 10.1

(e)    Benefit Plans. Executive may participate in such medical, disability, life insurance, and other benefit plans as the Company maintains from time to time for the benefit of Executives, on the terms and subject to the conditions set forth in such plans.

4.2    Effect of Termination.

(a)    If Executive's employment hereunder is terminated by Employer pursuant 3.2(c) hereof but Executive is not determined to be "disabled" under the Employer’s disability insurance, then Employer shall continue to pay Executive his normal, current salary pursuant to Section 4. l (a) (on the same basis as if Executive continued to serve as an Executive hereunder for such applicable period) and offer paid insurance continuation rights under the Consolidated Omnibus Reconciliation Act ("COBRA") until the earlier of (1) the first anniversary of the effective date of such termination or (2) Executive is determined to be "disabled" under the Employer's disability insurance.

(b)    If Executive’s employment hereunder is terminated pursuant to Section 3.2(f) hereunder, then, in addition to any other amount payable hereunder, Company shall pay to Executive an amount equal to two times his then Current Compensation. Company shall pay such amount in twenty four (24) equal installments commencing on the first day of the month following the effective date of such termination and continuing on the first day of each month thereafter until all compensation required by this section have been paid in full. In addition Company shall offer paid insurance continuation rights under COBRA for the one (1) year following the effective date of such termination.

(c)    Except as provided above, upon termination of the employment of Executive hereunder for any reason, Executive shall be entitled to all compensation and benefits earned or accrued under Section 4.1 as of the Termination Date, but from and after the Termination Date no additional compensation or benefits shall be earned by the Executive hereunder.

(e)    Unless Executive’s employment hereunder is terminated pursuant to Section 3.2(b) the covenants in Section 5 of this Agreement shall survive termination of Executive’s employment, for the full Noncompete Period and Nonsolicitation Period as though the engagement had lasted for the full Term described in Section 3.1. In no event shall the Non-Compete Period and/or the Nonsolicitation Period be less than the time set forth in the definition of the Non-Compete Period and the Nonsolicitation Period set forth in Section 2(l).

Section 5.    Partial Restraints on Competition.

Exhibit 10.1

5.1    Trade Name. Executive shall not, directly or by assisting others, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected in any manner with any business conducted under any corporate or trade name of the Company, or name similar thereto, without the prior written consent of the Company.

5.2    Confidential Information.

(a)    Executive hereby agrees that (1) with regard to each item constituting all or any portion of the Trade Secrets, at all times during the Term and at all times during which such item continues to constitute a Trade Secret under applicable law; and (2) with regard to any Confidential Information, during the Noncompete Period:

(i)    Executive shall hold in confidence all Trade Secrets and all Confidential Information and will not, either directly or indirectly, use, sell, lend, lease, distribute, license, give, transfer, assign, show, disclose, disseminate, reproduce, copy, appropriate or otherwise communicate any Trade Secrets or Confidential Information, without the prior written consent of the Employer; and

(ii)    Executive shall immediately notify Employer of any unauthorized disclosure or use of any Trade Secrets or Confidential Information of which Executive becomes aware. Executive shall assist the Employer, to the extent necessary, in the procurement or any protection of the Company’s rights to or in any of the Trade Secrets or Confidential Information.

5.3     Noncompetition.

(a)    The parties hereto acknowledge that Executive is conducting Employer Activities throughout the Territory. Executive acknowledges that to adequately protect the interest of Company in the business of the Company it is essential that any noncompete covenant with respect thereto cover all Company Activities and the entire Territory.

(b)    Executive hereby agrees that, during the Noncompete Period, Executive will not, in the Territory, either directly or indirectly, alone or in conjunction with any other party, accept, enter into or take any action in conjunction with or in furtherance of a Competitive Position. Executive shall notify the Employer promptly in writing if Executive receives an offer of a Competitive Position during the Noncompete Term, and such notice shall describe all material terms of such offer.

Exhibit 10.1

(c)    Nothing contained in this Section 5 shall prohibit Executive from acquiring not more than two percent (2%) of any company or bank whose common stock is publicly traded on a national securities exchange or in the over-the-counter market.

5.4    Nonsolicitation During Nonsolicitation Period. Executive hereby agrees that Executive will not, during the Nonsolicitation Period, either directly or indirectly, alone or in conjunction with any other party, solicit, divert or appropriate or attempt to solicit, divert or appropriate, any (1) Executive of the Company, or (2) Customer for the purpose of providing the Customer with services or products competitive with those offered by the Company, during the Term.

5.5    Nondisparagement. Executive hereby agrees that Executive will not, during the Term and Nonsolicitation Period hereof, either directly or indirectly, alone or in conjunction with any other party, make statements to Customers or suppliers of the Company or to other members of the public that are in any way disparaging or negative toward the Company or the Company’s products, services, representatives (including the Board of Directors) or Executives.

5.6    Representations of Parties in Litigation Adverse to Company. Executive is a licensed attorney in the states of Alabama and Georgia. Executive shall not represent any party in any actual or threatened litigation matter in which the Company is an adverse party. In the event that Executive is representing a party in litigation and any other party to said litigation names Company as a party Executive shall have a reasonable amount of time to either: (a) obtain a written waiver from Executive’s client and the Company to continue representation of Executive’s client or; (b) withdraw from the case. The matters set forth herein are not in lieu of, but rather in addition to, any ethical obligations imposed upon Executive by the Alabama and Georgia Rules of Professional Conduct for Attorneys.

Section 6.    Miscellaneous.

6.1     Contract Non-Assignable. The parties acknowledge that this Agreement has been entered into due to, and among other things, the special skills and knowledge of the Executive, and agree that this Agreement may not be assigned or transferred by Executive.

6.2     Successors; Binding Agreement.

(a)    In addition to any obligations imposed by law upon any successor to the Employer, the Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Employer or that acquires a controlling stock interest in the Employer to expressly assume and agree to perform this Agreement, in the same manner and to the same extent that the Employer would be required to perform it if

Exhibit 10.1

no such succession prior to the effective date of such succession shall be a breach of this Agreement.

(b)    This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representative, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive shall die while any amount is still payable to Executive hereunder (other than amounts which, by their terms, terminate upon the death of Executive), all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of the Agreement to the executors, personal representatives, or administrators of Executive’s estate.

6.3     Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or seven (7) days after mailing if mailed first class, certified mail, postage prepaid, addressed as follows:

If to Employer:    CharterBank
ATTN: Lee Washam, President
1233 OG Skinner Drive
West Point, GA 31833

If to Executive:    Curt Johnson
1391 Judge Brown Road                                        Valley, AL 36854

Any party may change the address to which notices, requests, demands, or other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

6.4    Provisions Severable. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in party, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

6.5    Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

Exhibit 10.1

6.6    Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

6.7    Governing Law. The validity of this Agreement shall be governed by and be construed and enforced in accordance with the laws of the State of Georgia.

6.8    Disputes. All claims by Executive for compensation and benefits under this Agreement shall be in writing and shall be directed to and be determined by the Board of Directors. Any denial by the Board of Directors of a claim for benefits under this Agreement shall be provided in writing to Executive within thirty (30) days of such decision and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board of Directors shall afford a reasonable opportunity to Executive for a review of its decision denying a claim and shall further allow Executive to appeal in writing to the Board of Directors a decision of the Board of Directors within sixty (60) days after notification by the Board of Directors that Executive’s claim has been denied. To the extent permitted by applicable law, any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Atlanta, Georgia, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

6.1    Entire Agreement. This Agreement is intended by the parties hereto to be the final expression of their agreement with respect to the subject matter hereof and is the complete and exclusive statement of the terms thereof, notwithstanding any representations, statements or agreements to the contrary. Executive affirms that the only consideration for him/her signing this Agreement is that set forth in Section 4, that no other promise or agreement of any kind has been made to or with him/her by any person to cause him/her to execute this Agreement, and that he/she fully understands the meaning and intent of this Agreement, including but not limited to, its final and binding effect.

6.2    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

Exhibit 10.1

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CHARTERBANK

BY: ___/s/ Robert L. Johnson_____________
___Robert L. Johnson___________________
Its: ___Chairman_______________________________

EXECUTIVE

____/s/ Curt Johnson________________________
Curt Johnson